Exhibit 10.70

ALPHA NATURAL RESOURCES, INC.
NON-EMPLOYEE DIRECTOR DEFERRAL ELECTIONS

SECTION I.

ALPHA NATURAL RESOURCES, INC.
2012 LONG-TERM INCENTIVE PLAN
NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN
DEFERRAL COMMITMENT AND BENEFICIARY DESIGNATION FORM
I, _______________________, a non-employee director of Alpha Natural Resources, Inc., a Delaware corporation (the “Company”), pursuant to the Alpha Natural Resources, Inc. Non-Employee Directors Deferred Compensation Plan (the “Plan”) and the 2012 Long-Term Incentive Plan, hereby make the following elections with respect to my Compensation (as defined in the Plan and as specified below); subject to the terms and conditions of the Plan, which are incorporated herein by reference. Capitalized terms used in this Section I but not otherwise defined have the meanings given to such terms in the Plan.
1.    Irrevocable Elections Regarding Deferral of Compensation
To defer the following percentages (including zero) of the Compensation components identified below (to the extent applicable) - for each item below, please designate a percentage of 0%, 50% or 100%, inclusive (if no percentage is designated for an item below, you will be deemed to have elected to defer 0% (i.e., no deferral):

_____	Percentage of the Annual Board Retainer that is otherwise payable to me

_____	Percentage of the Annual Lead Director Retainer, if any, that is otherwise payable to me

_____	Percentage of the Annual Committee Chair Retainer that is otherwise payable to me

_____	Percentage of the Board Meeting Fees that are otherwise payable to me

_____	Percentage of the Committee Meeting Fees that are otherwise payable to me
2.    Irrevocable Elections Regarding Form of Deferral - Cash or Shares
For each of the Compensation components above, please designate the percentage (0%, 50% or 100%) of the deferral that should be credited to your Cash Account and the percentage (0%, 50% or 100%) of the deferral that should be credited to your Share Unit Account (for each Compensation Component, the sum of the designated percentages should equal 100%). To the extent you do not designate percentages equal to 100% for each Compensation component, you will be deemed to have any deferrals credited to your Cash Account:

* Any deferred Annual Board Retainer shall be credited under the Plan as follows:
____ % Credited to your Cash Account
____ % Credited to your Share Unit Account
Total 100%
* Any deferred Annual Lead Director Retainer, if any, shall be credited under the Plan as follows:
____ % Credited to your Cash Account

____ % Credited to your Share Unit Account
Total 100%
* Any deferred Annual Committee Chair Retainer shall be credited under the Plan as follows:
____ % Credited to your Cash Account
____ % Credited to your Share Unit Account
Total 100%
* Any deferred Board Meeting Fees shall be credited under the Plan as follows:
____ % Credited to your Cash Account
____ % Credited to your Share Unit Account
Total 100%
* Any deferred Committee Meeting Fees shall be credited under the Plan as follows:
____ % Credited to your Cash Account
____ % Credited to your Share Unit Account
Total 100%
3.    Beneficiary Designation
If I shall cease to be a director of the Company by reason of my death, or if I shall die after I become entitled to a distribution under the Plan but prior to receipt of the entire distribution to which I am entitled, then all of the distribution to which I am entitled under the Plan and which has not been distributed to me at the date of my death shall be distributed to ____________________________ (insert name of beneficiary). If no beneficiary is named, distributions shall be made as provided in the Plan.
4.    Terms Common to the Elections
With respect to the foregoing elections, I understand that:
(a)    except as specified below, I understand that this deferral election shall be subject to the terms and conditions of the Plan, as amended, and will remain in effect from year to year and be irrevocable unless otherwise changed by me in a timely manner or otherwise terminated in accordance with the terms of the Plan;
(b)    I understand that with respect to any amounts deferred under this Plan, I am a general unsecured creditor of the Company and that the Plan constitutes a mere promise by the Company to make benefit payments in the future;
(c)    if I have filed this Deferral Commitment within 30 calendar days of the date on which I first become eligible to make elections with respect to my Compensation under the Plan, the election(s) I have made will be effective for the Compensation that I earn and that is payable to me after the date that I file this Deferral Commitment with the Company;
(d)    neither I nor my legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares payable upon distribution of a deferred share unit unless and until certificates for such Shares, or other evidence of ownership, have been issued and delivered to me;
(e)    this Deferral Commitment is intended to comply with Section 409A of the Code and shall be administered, interpreted and construed accordingly;
(f)    this Deferral Commitment shall become irrevocable as of the close of business on each December 31st of the calendar year preceding the calendar year that contains the start of the service period to which it applies (or immediately with respect to initial eligibility elections), and shall be cancelled only upon my death or Disability or an Unforeseeable Emergency to the extent consistent with Section 409A of the Code;

(g)    the Company has not and will not provide me with any advice or opinion regarding the tax consequences of this election and the Plan, and I am solely responsible for obtaining my own tax advisor with respect to these matters;
(h)    the Company shall not be liable for, and nothing provided or contained in this Deferral Commitment or the Plan will be construed to obligate or cause the Company to be liable for, any tax, interest or penalties imposed on me related to or arising with respect to any violation of Section 409A of the Code; and
(i)    in the event of any discrepancy between the Plan and this Deferral Commitment, the Plan shall control.

SECTION II.

ALPHA NATURAL RESOURCES, INC.
2012 LONG-TERM INCENTIVE PLAN
2013 DEFERRAL ELECTION FORM FOR NON-EMPLOYEE DIRECTORS
(RESTRICTED STOCK UNIT AWARDS)

I, _______________________, a non-employee director of Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”), hereby make the following elections with respect to any restricted stock unit awards (“RSUs”) granted to me in 2013 under the Alpha Natural Resources, Inc. 2012 Long-Term Incentive Plan (the “LTIP”); subject to the terms and conditions of the LTIP, which are incorporated herein by reference. Capitalized terms used in this Section II but not otherwise defined have the meanings given to such terms in the LTIP.

Please check the applicable boxes and complete form as appropriate.
1.    No Deferral:
□     I hereby elect NOT to defer the date on which shares of Alpha’s common stock (the “Shares”) that vest under any RSUs granted to me in 2013 under the LTIP (the “2013 RSU Awards”) are to be issued. Thus, except as otherwise provided in the 2013 RSU Award agreement(s), the Shares subject to my 2013 RSU Award(s) will be issued on the one-year anniversary date of the Issue Date (as defined in the applicable 2013 RSU Award agreement) or as soon as reasonably practicable but in no event later than the 15th day of the third month following such date.
If you make the above election, you do NOT need to complete the rest of the Deferral Election Form.
Please note that if you fail to complete, execute and return this Deferral Election Form to Alpha prior to December 31, 2012, you will be deemed to have made an affirmative election not to defer receipt of any of your 2013 RSU Awards.
2.    Amount of Deferral:
I hereby elect to defer the issuance of:

□	all of the Shares which vest and become issuable to me under the 2013 RSU Award(s)

□	fifty percent (50%) of the Shares which vest and become issuable to me under the 2013 RSU Award(s)

3.    Timing of Issuance
I hereby elect that the distribution of the vested Shares subject to this Deferral Election will be made or, in the event of an installment distribution, will commence on the following distribution date, or as soon as administratively practical thereafter (but in no event later than 15th day of the third month following such date):
□                fifth anniversary of the Issue Date

□	the date on which I Separate from Service (as defined in the applicable form of RSU Award Agreement previously approved by the Committee under the LTIP)
4.    Method of Issuance:
Subject to the following provisions of this election form, I hereby elect the following method of distribution for my deferred vested Shares:
□    lump sum distribution
□    equal annual installments over a period of ____ years (not to exceed 5), with the first such annual installment to commence on the distribution date selected above, and the remaining installments to be made on the successive anniversary dates of the distribution date
Notwithstanding the foregoing elections, I understand that:
If I die, or incur a Permanent Disability (as defined in the applicable form of RSU award agreement previously approved by the Committee under the LTIP), or in the event of a Change of Control (as defined in the applicable form of RSU award agreement previously approved by the Committee under the LTIP), liquidation or dissolution of Alpha before the distribution of my deferred vested Shares begins, then all of those Shares will be distributed to me (or the personal representative of my estate) in a lump sum on such date, or as soon as administratively practical thereafter (but in no event later than 15th day of the third month following such date), whether I have elected a lump sum distribution or an installment distribution.
If I die or incur a Permanent Disability after the commencement of an installment distribution, but before all my deferred vested Shares have been issued, I understand that the remainder of those Shares will continue to be issued to me (or the personal representative of my estate) in accordance with the installment distribution I have elected.
I understand that in the event of a Change of Control transaction or the liquidation or dissolution of Alpha (or if such event occurs while I am receiving an installment distribution of vested Shares), then all of my deferred vested Shares will be distributed to me in a lump sum contemporaneous with the completion of the Change of Control transaction, or liquidation or dissolution of Alpha. No installment distribution will be made to me in such event.
I further acknowledge that the above payment schedule with respect to my 2013 RSU Award(s) will remain in effect unless I make a new election (re-deferral), on a form prescribed by Alpha, to delay a previously elected payment date; provided, however, that in no event may a new payment election establish a payment date earlier than the date previously elected. Any such new election (re-deferral): (i) will not take effect for at least 12 months after the date on which the re-deferral election is made; (ii) must defer the first payment for at least five years from the date the original payment would have otherwise been made; and (iii) must be made at least 12 months before the date the payment would have otherwise been made. Any new election that does not satisfy the applicable foregoing requirements will be invalid, null, and void, and the payment schedule set forth in such previous election shall control. For purposes of making a new election, installment payments shall be treated as the entitlement to a single payment.
I understand and agree that notwithstanding anything to the contrary in this Deferral Election, in no event will any Shares be issued to me until I have vested in those Shares in accordance with the terms of the applicable 2013 RSU Award agreement pursuant to which my 2013 RSU Award(s) will be granted and satisfied all of my applicable income and employment withholding tax obligations.
As required by the Federal tax laws, my Deferral Election is irrevocable and cannot be changed or modified under any circumstances except as specifically provided herein.

To the extent my rights under law to receive the Shares deferred pursuant to this election are greater than the rights of a general unsecured creditor of the Company, I hereby waive those rights and agree that I shall have only the rights of a general unsecured creditor with respect to the issuance of my deferred vested Shares subject to my 2013 RSU Award(s).
I understand that my Deferral Election and the provisions governing the distribution of the deferred vested Shares will be subject to such modifications and additional restrictions as may become necessary to avoid current taxation of those deferred vested Shares as a result of future changes to the tax laws governing deferred compensation arrangements, and any portion of my deferred Share issuance adversely affected by such changes may become the subject of an immediate lump sum payout.
*                *                *

I understand that the above elections in Sections I and II will be effective only if this form is completed and executed by me and returned to Alpha on or before December 31, 2012.

Date:

________________________    ______________________________________
[insert director’s name]

Receipt acknowledged on behalf of Alpha Natural                                                                                                             Resources, Inc.:

Date:                                                                        By ___________________________________

________________________    Its ____________________________________